Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made by and between Sanjay Dhawan (“Executive”) and Cerence, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive and the Company entered into agreement(s) concerning inventions, confidentiality, or restrictive covenants in connection with Executive’s employment (the “Confidentiality Agreement”), including the Confidential Information, Inventions & Noncompetition Agreement (the “CIIN Agreement”);

WHEREAS, Executive and the Company entered into an Indemnification Agreement (“Indemnification Agreement”);

WHEREAS, Executive and the Company entered into the Change of Control and Severance Agreement dated February 3, 2021 (“Severance Agreement”);

WHEREAS, Executive has elected to resign from employment with the Company (other than for Good Reason) for purposes of the Severance Agreement and, therefore, Executive is not entitled to severance pay, benefits or accelerated vesting pursuant to the Severance Agreement or otherwise;

WHEREAS, Executive and the Company agree that Executive experienced a separation from service under Internal Revenue Code Section 409A pursuant to the Severance Agreement effective December 15, 2021 (the “Separation Date”);

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company for Executive to be available on an as requested basis during the Transition Advisory Period (as defined below) to provide transitional assistance in connection with Executive’s resignation;

WHEREAS, in exchange for (i) Executive’s entering into and complying with this Agreement, and (ii) Executive’s continued compliance with any agreements between Executive and the Company concerning inventions, confidentiality or restrictive covenants ((i) and (i) together, the “Conditions”), Executive will continue to have a service relationship under the terms of the Company’s 2019 Equity Incentive Plan (as may be amended from time to time, the “Plan”) during the Transition Advisory Period solely with respect to the equity that would have accelerated in the event Executive’s employment with the Company had been terminated by the Company without Cause or Executive had resigned from Executive’s employment with the Company for Good Reason (as listed in Section 2(d) below, the “Specified Equity Awards”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.

Resignation; Ending of Employment.  The Parties agree that Executive’s employment with the Company shall end on the Separation Date, and that the ending of Executive’s employment is a voluntary resignation by Executive other than for Good Reason.  Executive acknowledges and agrees that he is not eligible for any of the severance payments or benefits set forth in Section 3(a), (b) or (c) of the Severance Agreement nor is he eligible for any other severance payments or benefits or enhanced equity treatment, whether pursuant to a Company plan, policy or otherwise. Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates on the Separation Date including as a member of the Board.

2.	Transition Advisory Period.

a.On the Separation Date, Executive shall be retained by the Company as an independent contractor, with no break in service relationship solely for purposes of continued vesting in the Specified Equity Awards.  Executive shall continue to serve as an independent contractor of the Company until the twelve month anniversary of the Separation Date, unless Executive sooner resigns or unless the Company sooner terminates the consulting arrangement for a material breach by Executive of any of the Condition(s) (such period, the “Transition Advisory Period”). Notwithstanding the foregoing, if this Agreement does not become effective, then the Transition Advisory Period shall immediately end on the date that this Agreement can no longer become effective.

b.During the Transition Advisory Period, Executive shall be available to the Board and/or the Company’s new Chief Executive Officer (the “New CEO”) on an as requested basis to assist with the transition (the “Services”). Executive agrees that he will not (i) interface with any employees (other than the New CEO), customers, vendors or partners, in connection with his Services unless directed by the Board or the New CEO, (ii) other than in the course of providing the Services, use or disclose any confidential information of the Company or any third party the Company owes a duty of confidentiality. This confidentiality obligation is in addition to, and not in lieu of, the CIIN Agreement and any other confidentiality obligations Executive has to Company. Executive shall continue to be subject to the Company’s Insider Trading Policy to the extent applicable.

c.During the Transition Advisory Period, Executive shall no longer be an employee of the Company, but shall be retained as an independent contractor and shall have no authority to bind the Company. Executive shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Company to its employees. Executive shall bear sole responsibility for all taxes, insurance and benefits, if any, and shall indemnify and hold Company harmless from and against any liability with respect thereto.

d.As the sole consideration for the Services, during the Transition Advisory Period, Executive shall continue to vest in the following “Specified Equity Awards”:

(i)	31,908 RSUs and 31,908 PSUs from the Fiscal 2020 Initial Award granted November 14, 2019;
(ii)	39,885 RSUs from the Fiscal 2020 Launch Award granted November 14, 2019; and
(iii)	15,783 RSUs from the Fiscal 2021 Annual LTI granted November 4, 2020;

The Executive’s  Services will be a continued service relationship with the Company solely for purposes of the equity award agreements applicable to the Specified Equity Awards and the Plan (collectively along with all of Executive’s award agreements, the “Equity Documents”) and the awards will vest in accordance with the vesting schedule with respect to each applicable grant, provided the PSUs will no longer be subject to performance metrics and, instead, will vest at target (31,908 PSUs) on the twelve month anniversary of the Separation Date if the Transition Advisory Period was not earlier terminated in accordance with this Agreement. In the event of a Covered Transaction (as defined in the Plan) during the Transition Advisory Period that would result in the termination of the Specified Equity Awards without consideration, the vesting of any Specified Equity Awards outstanding as of immediately prior to the completion of the Covered Transaction shall automatically accelerate such that all outstanding Specified Equity Awards shall become fully vested upon completion of the Covered Transaction.

For the avoidance of doubt, (i) if Executive serves for the entire twelve month Transition Advisory Period, Executive will vest in a total of 119,484 RSUs/PSUs; (ii) notwithstanding anything to the contrary in any equity award agreement, equity incentive plan or otherwise, any portion of any equity award held by Executive and not listed above shall cease vesting on the Separation Date, including, without limitation, the 39,885 unvested Launch PSUs granted to Executive on November 14, 2019, and shall terminate and be forfeited for no consideration; and (iii) except as modified herein, the Equity Documents are in full force and effect.

Executive acknowledges that without this Agreement, Executive is otherwise not entitled to continue vesting in the Specified Equity Awards beyond the Separation Date.  Executive further acknowledges that he will not receive any additional equity awards or any other compensation during the Transition Advisory Period.

3.

Restrictive Covenants and Indemnification Agreement.  Executive acknowledges that, separate from this Agreement, Executive remains bound by the post-employment terms and conditions of the CIIN Agreement, including, but not limited to, Sections 2 and 8 of the CIIN Agreement, which govern non-disclosure of Company confidential information and non-competition after Executive’s employment with the Company ends.  Similarly, the Company remains bound by the post-termination provisions of the

Indemnification Agreement and all the restrictive covenants contained in Executive’s equity award agreements, the terms of which are incorporated by reference.
4.

Benefits.  Executive’s health insurance benefits shall cease on the last day of the month in which the Separation Date occurred, subject to Executive’s right to continue Executive’s health insurance under COBRA, as provided under applicable law.  Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock (except as specified herein) and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5.

Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement and the payment of salary and accrued but unused vacation through the Separation Date, the Company has paid or provided, all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation that are due or may be due to Executive.

6.

Release of Claims. Executive agrees that the opportunity to continue his service relationship with the Company during the Transition Advisory Period in order to continue vesting in the Specified Equity Awards is sufficient consideration to support this Agreement and represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages related to the Company or Executive’s employment and termination with the Company that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a.any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, the Texas Commission on Human Rights/Texas Employment Discrimination Law, the Texas Disability Discrimination Law, the Texas Minimum Wage Act, the Texas Wage Payment Law, the Texas Disaster and Emergency Responder Protection Law, and the Texas Wiretapping Protection Law;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the withholding or other tax treatment of any of the proceeds received by Executive as a result of his employment or this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement. This release does not release, and Executive’s covenant not to sue does not extend to, claims that cannot be released as a matter of law; claims that arise after the date Executive signs this Agreement, including claims for breach of this Agreement; Executive’s rights to any vested and nonforfeitable balances in any retirement plan accounts; claims for indemnification to the extent available under the Indemnification Agreement or claims for applicable liability insurance coverage, including directors and officers liability coverage (in each case, to the extent provided under such insurance or coverage).  This release does not extend to any right Executive may have to unemployment compensation benefits.

7.	[Intentionally Omitted].
8.

California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

9.

No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.

Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.

Company Property; Executive’s Belongings. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned or will promptly return by the Separation Date all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company (with the exception of a copy of the Employee Handbook, Executive’s address book or contacts list and personnel documents specifically relating to Executive). Notwithstanding the forgoing, the Company will permit Executive to keep his Company-issued cell phone (provided all Company-related information has been deleted) and to transfer his cell phone number to his personal plan at Executive’s expense. The Company agrees that Executive shall be permitted to enter the Company’s office within three days of the Separation Date to retrieve his personal belongings.

12.

No Cooperation.  Subject to the Protected Activity provision, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party related to his service period against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as provided in Section 7 above.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints related to his service period against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

13.

Protected Activity Not Prohibited.  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity.  Protected Activity includes:  (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) disclosing information pertaining to sexual harassment or any other unlawful or potentially unlawful conduct, as such disclosure is protected by applicable law; (iii) disclosing factual information related to a claim filed in a civil action or complaint filed in an administrative action about sexual assault, an act of sexual harassment, or an act of (or failure to prevent) harassment or discrimination based on sex, or an act of retaliation against a person for reporting harassment or discrimination based on sex.  Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company.  Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information in any manner not protected by applicable law.  Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product.  Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement.  In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal.  In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14.

Non-disparagement.  For a period of two (2) years following the Separation Date, Executive shall refrain from any disparagement, defamation, libel, or slander of any of the Company, its directors or its employees.  Executive shall direct any inquiries by potential future employers to the Company’s human resources department.  For the same two (2) year period, the Company (in its official statements including the 8K and press release associated with Executive’s resignation) shall refrain, and will instruct its senior executives and all members of its Board of Directors to refrain from, any disparagement, defamation, libel, or slander of Executive.  Truthful legal testimony or truthful rebuttal of false or misleading statements shall not violate this provision.  Executive shall have an opportunity to review the Company’s 8K and press release associated with his resignation prior to the Company’s filing and distribution of such documents.
15.

No Admission of Liability.  Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Agreement.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16.

ARBITRATION.  EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA INCLUDING ITS PROCEDURAL PROVISIONS, SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT.  EXECUTIVE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY.  ANY ARBITRATION WILL OCCUR IN TEXAS, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION.  THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE TEXAS CODE OF CIVIL PROCEDURE.  THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS.  THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY)

FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

17.

Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf in connection with his employment or under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments in connection with compensation received in connection with his employment and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. Within five calendar days of a written request by the Company, Executive agrees to pay the Company an amount necessary to satisfy any outstanding withholding obligations that the Company determines in good faith is owed to taxing authorities in connection with any compensation Executive received in connection with his employment with the Company.

18.

Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.

Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20.

No Oral Modification; Entire Agreement.  This Agreement may only be amended in a writing signed by Executive and an authorized officer of the Company or authorized member of the Company’s Board of Directors. This Agreement, together with the Equity Documents, the Indemnification Agreement, the CIIN and the restrictive covenants referenced herein constitutes the entire agreement between Executive and the Company relating to the subject matter herein and supersedes any previous agreements or understandings between Executive and the Company, including, without limitation, the Severance Agreement.

21.

Governing Law.  This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA.  Executive consents to personal and exclusive jurisdiction and venue in the State of Texas.

22.	Effective Date. This Agreement will become effective upon execution by both parties. (the “Effective Date”).
23.

Counterparts.  This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

24.

Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)	Executive has read this Agreement;
(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice;
(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;
(d)	Executive is fully aware of the legal and binding effect of this Agreement; and
(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SANJAY DHAWAN, an individual

Dated:  Dec. 14, 2021/s/ Sanjay Dhawan

Sanjay Dhawan

CERENCE INC.

Dated:  December 14, 2021By  /s/ Leanne Fitzgerald

Name:  Leanne Fitzgerald

Title:  General Counsel and Secretary